As filed with the Securities and Exchange Commission May 22, 2002 File No. 000-32349

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHORESIDE INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	87-0535456 (IRS Employer Identification No.)

3191 South Valley Street, Suite 201

Salt Lake City, UT, 84109

(801) 474-0824

(Address and telephone number of registrant's principal offices)

Harvey Carmichael, President and CEO

Shoreside Investments, Inc.

3191 South Valley Street, Suite 201

Salt Lake City, UT, 84109

(801) 474-0824

(Name, address and telephone number of agent for service)

Copies to:

Cletha A. Walstrand, Esq.

Attorney at Law

8 East Broadway, Suite 609

Salt Lake City, UT 84111-2204

(801) 363-0890

(801) 363-8512 fax

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	1,200,000 shares	$0.05 per share	$60,000	$5.52

The proposed offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SHORESIDE INVESTMENTS, INC.

1,200,000 SHARES OF COMMON STOCK

This prospectus relates to 1,200,000 shares of common stock of Shoreside Investments, Inc., a Utah corporation. These shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There is currently no market for our common stock, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds from the sale of those shares being offered. The selling security holders may sell their shares in sales in the open market or in privately negotiated transactions. We are a relatively new development stage company, with no history of profitable operations to date.

See "Risk Factors" on pages 3-6 for certain information you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2002.

Subject to completion.

PROSPECTUS SUMMARY

About our company

We are in the business of renting recreational and resort properties, particularly condominium units, to the public. As part of this business, we plan to acquire more recreational and resort properties.

Presently, we own one condominium unit in Park City, Utah. Our condo is just a few blocks from the Sundance Film Festival venues, within 2 miles of Park City's three major ski resorts and within a few miles of the Jordanelle and Rockport reservoirs, which are popular for boating, fishing, water skiing, camping and picnicking.

We incorporated under the laws of Utah on February 8, 1995 as Sun Seekers Corp., and our original business plan was to operate tanning salons. Sun Seekers did not succeed in this plan and ceased operations in November 1995. In January 1996, we changed our name to Shoreside Investments, Inc. but were otherwise dormant until 1999. In October 1999, our sole director reactivated Shoreside and developed our current business plan.

We are a development stage company that has not yet achieved profitable operations, and our auditors have expressed substantial doubt about our ability to continue as a going concern, due to our continued losses so far. For our fiscal year ended December 31, 2001, we generated rental revenues of $7,001, compared to $0.00 in revenues for the fiscal year ended December 31, 2000. We have had net losses of $21,224 for fiscal year 2000 and $29,593 for fiscal year 2001, with a cumulative net loss of $55,918 accruing during the seven years of our development stage.

About this offering

The selling security holders want to sell up to 1,200,000 shares of our common stock, which they acquired in private placements exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

Number of shares outstanding after this offering

We currently have 1,200,000 shares of common stock issued and outstanding. That number will stay the same after this offering, since no new shares are being issued. We have no other securities issued or outstanding.

Estimated use of proceeds

We will not receive any of the proceeds from the sale of the shares being offered.

RISK FACTORS

You should carefully consider the following risk factors in evaluating our business before you buy any of our common stock. Buying our common stock is speculative and involves many risks. You should not buy our common stock unless you can afford to lose the entire amount of your investment.

There is no public market for these shares, so you may not be able to re-sell them. Currently, there is no public market for our stock. Even if the shares are registered under the Securities Act, there is no guarantee that a public market will develop, due to the limited number of investors in our stock and the significant restrictions on the transferability of our stock. Without a public market, you may not be able to re-sell your shares for cash, ever.

We determined the offering price for these shares arbitrarily, so the market price may be much lower. We chose the offering price for these shares without reference to our assets, book value, net worth or any other recognized criteria of value. Thus, if a public market for our stock ever does develop, that market may value our stock at a much lower price.

We did not perform any formal market studies, so we may lose some or all of our business due to focusing on the wrong markets. In making our business plan, we relied on the judgment of our president. We did not conduct any formal market studies about the condo rental market, and we have no plans to do so. Without market studies, we may miss opportunities to focus on profitable markets, or we may overestimate the market for our business. If we miscalculate the market, we could lose all or part of our business.

We are a new business, with no proven track record and a history of losses, so we might never generate a profit. We have no meaningful operating history, so we might never achieve profitable operations. For the year 2001, we had only $7,001 in revenue, and we have had net losses of $21,224 and $29,593 in 2000 and 2001, respectively. We cannot assure that we will ever be profitable. Since we have no record of profitable operations, there is a comparatively high possibility that you will suffer a complete loss of your investment.

We operate in a very competitive business environment, with the risk that we could lose some or all of our clientele to our competitors. We compete with several other major lodging brands as well as smaller enterprises and individuals in renting our condo. Our competition from other entities engaged in the vacation rental business includes condominiums, hotels and motels; others engaged in the leisure business; and to a lesser extent, campgrounds, recreational vehicles, tour packages and second home sales. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of the units and rental rates. Should we be unable to provide service, quality of accommodations and convenience at an attractive rate, we may not be able to compete effectively. Further, a reduction in the product costs associated with any of these competitors, or an increase in our costs relative to such competitors' costs, could have a material adverse effect on our business.

The seasonality of vacation rentals may affect our ability to make timely mortgage and loan payments. The seasonality of the vacation rental industry may, from time to time, affect our rental income and reduce our ability to make timely mortgage or loan payments. Park City, Utah is a year-round condo resort destination. However, the winter ski season is the high demand time of the year because of the proximity to winter ski resorts, and the Sundance Film Festival in late January, early February. We anticipate lower rental levels in the off-season.

If there is little demand for our condo, our revenues could fall. Many conditions may affect the demand for our condo, including but not limited to:

* local conditions such as oversupply of, or reduction in demand for, vacation condos;

* the attractiveness of our condo to consumers and competition from comparable units;

* changes in room rates which would affect demand for our condo

If our property management company fails to rent our condo, we will likely lose money. We have engaged the services of High Mountain Properties, a property management service in Park City, to include our condo in their rental pool. To some extent, we will rely on High Mountain Properties to rent our condo. If they fail to keep the condo occupied, our revenues will likely be adversely impacted.

Our expenses may remain constant even if our revenue drops. The expenses of owning property stay relatively constant, even if circumstances such as market factors and competition reduce our income from the property. If we are unable to meet our mortgage payments on the condo, the lender could foreclose and take the property. Our financial condition and ability to service debt could be adversely affected by:

* interest rate levels;

* the availability of financing:

* the cost of compliance with government regulation, including zoning and tax laws.

If the national or local economy deteriorates, we will likely lose business. We intend to appeal to value-conscious vacationers seeking comfortable and affordable condo units. These customers are generally more vulnerable to deteriorating economic conditions than consumers in the luxury markets. Any economic downturn could depress spending and the demand for our condo, which in turn could have a material adverse effect on our operations.

Some potential losses may not be covered by insurance. We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our condo. We provide insurance as follows: $1,000,000 of general aggregate, $1,000,000 products and completed operation and $1,000,000 of personal and advertising injury. We have a $2,500 deductible. We intend to obtain a separate directors and officers liability policy. We estimate our total insurance costs to be $10,000 per year. Certain types of losses, such as from earthquakes and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limit occur, we could lose all or a portion of what we invested in the condo as well as the anticipated future revenue from that property, yet still remain obligated for any debts related to the property.

We depend entirely on our president to run our business, and losing his services would adversely affect our business. Our success depends entirely on our president, Harvey Carmichael. We have no written employment agreement to keep him bound to us or to prevent him from competing with us if he leaves. The process of finding qualified managers, either for replacement or expansion, is often lengthy. We can give you no assurance that we will succeed in attracting and retaining qualified executives and personnel. The loss of key personnel, or the inability to attract additional qualified personnel, could materially harm our business.

Shares of stock eligible for sale by our stockholders may decrease the price of our stock. We are registering the sale of up to 1,200,000 shares of common stock, which constitutes up to 100% of our total shares issued and outstanding today. Potentially, all 1,200,000 shares could be sold on the open market, subject to Rule 144 limitations for sales by corporate insiders. If the shareholders sell substantial amounts of our stock, then the market price of our stock could decrease.

Our stock will likely be subject to the Penny Stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock. A penny stock is generally a stock that:

- is not listed on a national securities exchange or NASDAQ,

- is listed in the "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement before effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

Special Note Regarding Forward-Looking Statements

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements about our expectations and plans, anticipated future events and conditions, estimates, and financial trends, which may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

USE OF PROCEEDS

The proceeds of this offering will go directly to the selling security holders. We will not receive any proceeds from this offering.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Consequently, we cannot determine what the actual offering price will be either now or at the time of sale.

DILUTION

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares that the selling security holders may offer for sale from time to time. These shares constitute all the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, no selling security holder has any material relationship with us.
Name of Selling Security	# of Shares Owned by	# of Shares to be	# of Shares Owned by
Harvey Carmichael, president,	275,000	275,000	0
Raphael Arnsworth	5,000	5,000	0
Scott Baker	15,000	15,000	0
Curtis Burch	15,000	15,000	0
Ryan Craner	10,000	10,000	0
Rocky Croft	40,000	40,000	0
Mike Crowell	30,000	30,000	0
Jackie Davis	35,000	35,000	0
Norm Evans	10,000	10,000	0
Stephanie Gillan	10,000	10,000	0
J.P. Goins	10,000	10,000	0
Rich Hopper	10,000	10,000	0
Amy Jensen	15,000	15,000	0
Rob Karz	135,000	135,000	0
Greg Keith	35,000	35,000	0
Gary Lee	10,000	10,000	0
Karl D. Magnum	5,000	5,000	0
Chuck McHenry	10,000	10,000	0
Dave Nuttall	45,000	45,000	0
Matt Page	5,000	5,000	0
Peggy Paulin	20,000	20,000	0
Russ Richardson	30,000	30,000	0
Dean Ririe	10,000	10,000	0
Jeff Roberts	10,000	10,000	0
Mark Samson	10,000	10,000	0
Jim Saycich	20,000	20,000	0
John Saycich	20,000	20,000	0
Jeffrey Sorensen	45,000	45,000	0
Robin Stephens	40,000	40,000	0
Joe Thomas	190,000	190,000	0
K.P. Thomas	50,000	50,000	0
Kelly Trimble	10,000	10,000	0
Gloria Walker	20,000	20,000	0

PLAN OF DISTRIBUTION

The selling security holders may sell our common stock in the over-the-counter market; on any securities exchange on which our common stock is or becomes listed or traded; in negotiated transactions; or otherwise. The selling security holders may sell our common stock at market prices prevailing at the time of sale, or at prices related to the market price, or at other negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

-purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

-ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

-privately negotiated transactions.

Brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may receive commissions or discounts from selling security holders, or from purchasers of the stock if they act as agents for such purchasers. Broker-dealers may agree with the selling security holders to sell a specified number of shares at a fixed price per share; and, to the extent they are unable to sell such shares, they may purchase the unsold shares as principals in order to fulfill their sale commitments to the selling security holders. Broker-dealers who acquire shares as principals may resell those shares from time to time in the over-the-counter market, or in other markets, at the prevailing market price; at a price related to the prevailing market price; or at some other negotiated price. In connection with reselling such shares as principals, the broker-dealers may receive or pay commissions.

The selling security holders and any broker-dealers participating in their sales of our stock may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to participating broker-dealers may be deemed underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were paid for.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. We cannot guarantee that the selling security holders will sell any or all of the offered shares.

The Securities Exchange Act of 1934 and related regulations require that any person engaged in a distribution of our common stock, as offered by this prospectus, may not simultaneously engage in market making activities concerning our common stock during the cooling off period that applies before we begin such distribution. Also, the selling security holders are subject to laws and regulations that limit the timing of their purchases and sales of our common stock.

We have informed the selling security holders that when they are engaged in a distribution of any shares registered by this Registration Statement, they must comply with Regulation M. In general, Regulation M forbids any selling security holder, any affiliated purchaser, and any broker-dealer or other person who participates in a distribution, from bidding for or purchasing, or attempting to induce any other person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a distribution as an offering of securities that differs from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and methods. Regulation M also defines a distribution participant as an underwriter, prospective underwriter, broker, dealer, or other person who agrees to participate or who does participate in a distribution.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be without these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not a party to any legal proceeding, current or threatened.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers will manage our business.

A list of our current officers and directors appears below. The directors are elected annually by the shareholders. They do not presently receive any fees or other remuneration for their services, although they are reimbursed for expenses associated with attending meetings of the board of directors. The board of directors appoints our officers.

Name	Age	Position	Since
Harvey Carmichael	30	Director, President, Secretary/Treasurer	February 1995

Harvey Carmichael, Director, President, Secretary/Treasurer. Mr. Carmichael has been employed as a loan officer at Intermountain Mortgage, Inc. in Park City, Utah since 1995. His duties involve the origination and closing of first and second residential mortgages.

Other Reporting Company Activities: Mr. Carmichael is not an officer or director of any other reporting companies. He is an affiliate by share holdings in the following issuer, which is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 by reason of having filed a registration statement under the Securities Act of 1933 on Form SB-2: He owns 500,000 common shares of Paradise Resorts and Rentals, Inc., which constitutes 25.0% of its outstanding common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus.

The table includes:

each person known to beneficially own more than 5% of the outstanding shares;

each of our directors

each of our executive officers

Name & Address	# of Shares Beneficially Owned	% Before Offering	% After Offering
Harvey Carmichael (1) 4848 S. Highland Dr., Suite 402 Salt Lake City, UT 84117	275,000	22.9%	0.0%
Joe Thomas 4580 S. Thousand Oaks Dr. Salt Lake City, UT 84124	190,000	15.8%	0.0%
Rob Karz 143 Mountaintop Dr. Park City, UT 84060	135,000	11.3%	0.0%
All directors and executive officers as a group (1 person)	275,000	22.9%	0.0%

(1) Officer and director.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 50,000,000 shares of non-assessable voting common stock, which has a par value of $0.001 per share. As of the date of this prospectus, there are 1,200,000 shares of common stock issued and outstanding.

All of our stock is common stock of the same class, and each share has the same rights and preferences. Fully paid stock is not liable to any further call or assessment. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive, conversion or other rights to subscribe for shares. There are no redemption or sinking fund provisions applicable to the common stock. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

Interstate Transfer, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121, is our transfer agent.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that no director or officer shall be individually liable for the debts of the corporation or for monetary damages arising from the conduct of the corporation.

Furthermore, Section 16-10a-903 of the Utah Revised Business Corporation Act mandates indemnification, and states "[u]nless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful." U.C.A. 1953 Section 16-10a-903.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities--other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding--is asserted by one of our directors or officers in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

General

We are in the business of renting recreational and resort properties, particularly condominium units, to the public. As part of this business, we plan to acquire more recreational and resort properties.

Presently, we own one condominium unit at The Gambler condominium complex in Park City, Utah. Park City is a resort town with a national reputation as the site of the 2002 Winter Olympics, several popular ski resorts, and the annual Sundance Film Festival. Our condo is just a few blocks from the film festival venues, within 2 miles of Park City's three major ski resorts, Deer Valley, The Canyons, and Park City Ski Resort, and within a few miles of the Jordanelle and Rockport reservoirs, which are popular for boating, fishing, water skiing, camping and picnicking.

We incorporated under the laws of Utah on February 8, 1995 as Sun Seekers Corp., to engage in any business not prohibited by law, and for the specific purpose of building and operating tanning salons. Sun Seekers did not succeed in its original plan and ceased operations in November 1995. In January 1996, we changed our name to Shoreside Investments, Inc. but were otherwise dormant until 1999. In October 1999, our sole director reactivated Shoreside, brought it current with its state filing requirements, and developed our current business plan.

Our business

We intend to rent our condo on a daily, weekly or monthly basis to retail clients who desire to take advantage of recreational and vacation opportunities in the Park City area.

We are currently researching the rates for similar rentals on a daily, weekly and monthly basis so we can see whether our current rental rates are competitive. We have no experience and have done no research that would allow us to estimate the demand for our condo. The Park City area has experienced significant growth in the past five years, including the recent Winter Olympics, which indicates the area is increasingly popular, and that there is a strong demand for recreational properties for vacationing consumers to rent. We believe our condo will be attractive to consumers looking to enjoy the area.

If we are successful in generating a profit with our business, we may investigate the purchase of additional condominiums, cabins and seasonal homes in the Park City area.

Our property

In June of 2000, we obtained title to Unit 4, The Gambler Condominiums, from two of our major shareholders, Joe Thomas and Rob Karz, and their wives. Our condo is a luxury two bedroom, three bath unit located in Park City, Utah. The unit has a total of 1,500 square feet on two stories.

The Gambler Condominiums are located just a few blocks from Park City's Main Street, where most of the shops and film festival venues are located. Our condo is also located quite near Park City's three major ski resorts: it is within approximately .6 miles of the ski lifts at the Park City ski resort, approximately .9 miles from the Deer Valley ski resort, and less than 2 miles from The Canyons ski resort. All three ski resorts feature excellent powder snow and groomed-run skiing from late November through April. All of the resorts provide complete equipment rental packages on a daily or weekly basis and approved ski and snowboard schools. The Park City ski resorts were the actual location for many events of the 2002 Olympic Winter Games.

Other activities in the area include boating, fishing and water skiing at the nearby Jordanelle and Rockport reservoirs, as well as camping, horseback riding, hiking, back-packing, mountain biking, rock climbing and hunting in the surrounding mountains.

Contracts

As of December 31, 2001, we owed approximately $119,000 on a promissory note secured by the condo, and our monthly payment is $837.

High Mountain Properties is a property management service located in Park City, Utah. We have contracted with High Mountain to include our condo unit as a part of their rental pool. We pay High Mountain Properties 40% of the adjusted gross rentals for nightly and weekly rentals, and we pay them 25% of adjusted gross rentals for monthly rentals. Our agreement is for an initial term through April 30, 2003, and it automatically renews on May 1 from year to year until terminated by either party upon 60 days' written notice.

Marketing and advertising

According to the Utah Department of Community and Economic Development, Division of Travel Development, an estimated 17.7 million visitors traveled to Utah in 2000 accounting for $4.25 billion in traveler spending. The Department further stated that over the past ten years, the amusement and recreation sector has grown increasingly important to the tourism industry and that growth within the sector has been significant with sales averaging annual growth of 14%.

Our target market is cost-conscious vacationers, both those who travel to Utah and residents within Utah who are looking for a nearby retreat. With the increased interest in Park City due to the recent Winter Olympics, we believe our condo will appeal to these vacationers.

More and more people are surfing the web looking for vacation deals. We intend to take advantage of the Internet in our marketing and advertising efforts. Our current property manager, High Mountain Properties, currently lists our condo along with many others on a professional, attractive web site, where potential clients can get information on renting condos. The website also contains information and pictures regarding the various activities available in the area. High Mountain's web site also offers promotional packages from time to time.

High Mountain Properties also provides other marketing services to those condos in its rental pool, including ours. High Mountain claims to be the largest locally-owned resort management company serving Deer Valley, Park City and the Canyons, with a corresponding presence in the Park City vacation rental market. Their marketing efforts for their clients include maintaining good referral relationships with travel agencies and travel wholesalers, and they work closely with Deer Valley resort's central reservations desk. They also send out promotional mailers targeted at past guests who have stayed at any property in their rental pool.

Competition

We will be competing with many other lodging providers, including large hotel chains such as Marriott, Radisson, Holiday Inn, Best Western and Hampton Inns, as well as vacation and resort property leasing companies and private individuals who rent out their condo units. The vacation and resort property leasing companies are fragmented and competitive, with several national companies as well as a large number of smaller independent businesses serving local and regional markets.

In the vacation property rental market specifically, we compete locally with Marriott Vacation Club International-Summit Watch, a large national vacation property provider, as well as smaller local competitors such as Park City Condominiums, Deer Valley Condominiums, and Olympic Park Property Management. We intend to rent our condo at currently competitive prices.

We believe we can compete favorably in this arena due to the quality of our condo unit, its proximity to the Main Street area and the surrounding ski resorts, and because of the size, contacts, and experience of our property manager High Mountain Properties.

Number of employees

At this time we have no employees. Our president, Harvey Carmichael, performs all services that we presently need, and he currently devotes approximately 20 hours per week to managing and developing our business. We do not currently anticipate hiring anyone else. Our president will not receive any salary or compensation for his time until we achieve sufficient income from our operations to allow for salaries.

PLAN OF OPERATION

We have acquired title to a luxury condominium unit in Park City, an area featuring three major ski resorts and year-round mountain recreational activities. There is an active rental market for condominium units in Park City, particularly during the ski season from November through April. We have engaged High Mountain Properties of Park City, Utah, one of the largest locally owned resort management companies in the area, as our agent to market and rent this property for us. We believe that rental revenues from this unit will be sufficient to discharge the underlying debt and provide a modest operating profit.

We plan to use any operating profits to acquire additional vacation rental properties with high rental histories and which appeal to our target market of cost-conscious vacationers.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern as a result of our continual operating losses since inception and our loss of operating capital or income. However, we have already made our largest expenditure to acquire the condo unit, and we expect our expenses will be limited to paying the monthly mortgage, keeping our audits and reporting current, and accumulating any excess earnings toward acquiring additional properties. As a result of these limited operations, we do not believe we will require additional capital to continue as a going concern through the next year. We have no employees and incur no out-of pocket expenses for third-party services except for auditing fees. The rental agent for our condominium, High Mountain, will only be paid from rental income. Our president Harvey Carmichael is providing office space and miscellaneous office expenses without cost to us. He has agreed to continue to provide these amenities gratis as long as necessary.

Our intended business operations will not require any expenditure for research or development in the foreseeable future. We do not presently contemplate hiring employees or purchasing plant facilities or significant equipment during the next fiscal year. No such expenditures will be incurred unless existing revenues can cover the costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section must be read in conjunction with the audited and unaudited financial statements included in this prospectus. Our fiscal year-end is December 31.

Results of Operations for the Periods Ended December 31, 2001 and December 31, 2000

To date, we have:

- Organized operations and appointed a president, Mr. Carmichael,

- Acquired one rental property--the Gambler's Condominium Unit in Park City,

- Raised capital through equity offerings and debt financing, and

- Begun to generate operating revenues, up to $11,771 for the most recent quarter.

Revenues for the fiscal year ended December 31, 2001 increased to $7,001, compared to $0.0 in revenues for fiscal 2000. For the three-month period ended March 31, 2002, our revenues increased to $11,771, compared to $5,233 for the same period in 2001. All revenues derived from rental of our condo property.

Expenses for fiscal 2001 rose to $36,594, consisting of $10,843 in general and administrative costs, $5,180 in depreciation expenses, $7,653 in property expenses, $12,818 in property interest and $100 in franchise tax. By comparison, expenses for fiscal year 2000 totaled $21,224, consisting of $7,286 in general and administrative costs, $2,589 in depreciation expenses, $4,841 in property expenses, $6,408 in property interest and $100 in franchise tax. For the three-month period ended March 31, 2002, our expenses rose to $13,811, compared to $9,816 for the same period in 2001. We expect expenses will stabilize now as we focus our attention on our condo rental operations.

Net losses for fiscal 2001 rose to $29,593, compared to $21,224 for fiscal 2000. However, our net losses began to decrease in the first quarter of 2002: for the period ended March 31, 2002, our net loss shrank to $2,040, compared to $4,583 for the same period in 2001. We believe that our net losses will continue to diminish as our condo rental operations get under way, and that if this trend continues, we expect to generate a profit in the 4th quarter of 2002.

Capital Resources and Liquidity

Total assets for the period ended December 31, 2001 were reduced to $174,876. Assets consisted of $2,093 in cash, $469 in prepaid expenses, and $170,231 in real estate. For the period ended December 31, 2000, assets totaled $259,508 consisting of $7,063 in cash, $334 in prepaid expenses, and $252,111 in real estate. The reduction in assets for fiscal year 2001 is because we divested our operations of a building lot valued at $76,700.

For the 3-month period ended March 31, 2002, our total assets increased to $178,657, compared to $174,876 at the end of our fiscal year 2001. The increase was mainly attributable to higher rent receivables.

Based on our increasing rent receivables and our diminishing net losses during the first quarter of 2002, as well as our increasing revenues during the same period, we believe that our rental property is starting to achieve its income-generating potential. If our revenues and net losses continue along this recent trend, we believe that we will be able to satisfy all of our cash requirements out of revenues from operations by the end of fiscal 2002.

DESCRIPTION OF PROPERTY

We own or lease only one property: a single unit, Unit 4, in the Gambler Condominiums located in Park City, Utah approximately .6 mile from the lifts at Park City ski resort and .9 mile from the lifts at Deer Valley. Our unit is less than 2 miles from The Canyons, a third major ski resort. The following description is taken from a certified appraisal of the property:

The unit is a two story, five room condominium unit containing approximately 1500 square feet. It contains two bedrooms, three full bathrooms, full kitchen and sitting room. Amenities include a jetted tub, fireplace, washer/dryer, cable TV/VCR/Stereo and a central hot tub. The exterior features a deck, patio and porch with wood/stone construction.

The Gambler unit is rented on a nightly basis, with options for weekly or monthly rental available, through High Mountain Properties, our property management agency in Park City. The rates range from approximately $160 to $380 per night, depending on the season. The average rental/occupancy rate for units in the Gambler Condominium complex is approximately six nights per month, from November through February, with rentals decreasing through April.

We acquired this property in June 2000 in exchange for 200,000 common shares of Shoreside common stock. We carried the property on our balance sheet at $168,936, net of depreciation as of March 31, 2002, which is a value not exceeding the historical cost to the original owner. In connection with the acquisition, we assumed a note payable having a balance of $121,864 at the time of assumption, plus $183 in property taxes. The underlying 30-year note carries monthly payments of $837.

We also previously owned a building lot located in Draper, Utah that we acquired in June, 2000 in exchange for 50,000 Shoreside common shares. During October 2001, we gave the lot back to the seller, and he gave us back the 50,000 shares of Shoreside stock we originally paid for the lot, and we cancelled the shares.

We maintain limited office space provided free of charge by our sole director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Carmichael is providing free office space to Shoreside; the free rent has been determined to have only nominal value. We have no employees. As of December 31, 2001 and 2000 no compensation has been paid or accrued to any officers or directors of the Corporation.

Two of our stockholders, Joe Thomas and Rob Karz, have advanced money to Shoreside to pay operating expenses. The advances will be repaid when we are able to do so, based on our future operations and cash flow requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Currently, there is no public market for our stock. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.

If we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Approximately 1,030,000 shares of our common stock could potentially be sold pursuant to Rule 144 promulgated under the Securities Act of 1933. Rule 144 provides, among other things, that persons holding restricted securities for a period of one year may each sell, assuming all of the conditions of Rule 144 are satisfied, in brokerage transactions every three months an amount of restricted securities equal to one percent of our outstanding shares of common stock, or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. Rule 144 also provides that, after holding such securities for a period of two years, a non-affiliate of the company may sell those securities without restriction, other than the requirement that we are current with respect to our information reporting requirements.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no other outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

Holders of the Common Stock

As of the date of this registration statement, we have 1,200,000 shares of our $0.001 par value common stock issued and outstanding. Approximately 34 shareholders of record hold our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation

Our common stock is subject to Securities and Exchange Commission rules regulating broker-dealer transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

- a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

- a description of the broker's or dealer's duties to the customer and of the customer's rights and remedies with respect to violation of such duties;

- a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

- a toll-free telephone number for inquiries on disciplinary actions;

- definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

- such other information in such form--including language, type, size and format--as the Securities and Exchange Commission shall require by rule or regulation.

Before effecting any transaction in a penny stock, the broker-dealer must also provide the customer the following:

- the bid and ask quotations for the penny stock;

- the compensation of the broker-dealer and its salesperson in the transaction;

- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation
Harvey Carmichael	2001	-0-	-0-	-0-
President, Secretary/Treas., Director	2000	-0-	-0-	-0-

Directors do not receive any fees for services on the Board of Directors, but are reimbursed for their expenses for each meeting they attend.

We do not have any employment contracts with any of our employees.

FINANCIAL STATEMENTS

SHORESIDE INVESTMENTS, INC.

(A Development-Stage Company)

Independent Auditor's Report

Board of Directors

SHORESIDE INVESTMENTS, INC.

I have audited the accompanying balance sheets of Shoreside Investments, Inc. (A development stage company) as of December 31, 2001, and 2000 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001, and 2000, and from inception (February 8, 1995) to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shoreside Investments, Inc. (A development stage company) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, and from Inception (February 8, 1995) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed on Notes 1 and 5, the Company has been in the development stage since its inception on February 8, 1995. The Company has limited operating capital with current liabilities exceeding current assets by $14,864, and has limited operations. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

/s/ David T. Thomson, P.C.

Salt Lake City, Utah

February 26, 2002

SHORESIDE INVESTMENTS, INC.

(a Development Stage Company)

BALANCE SHEETS

ASSETS	December 31,	December 31,
	2001	2000
CURRENT ASSETS:
Cash	$ 2,093	$ 7,063
Rent receivable	2,083	-
Prepaid expenses	469	334
	____________	____________
Total Current Assets	4,645	7,397
	____________	____________
PROPERTY
Building lot	-	76,700
Condominium, less depreciation of $7,769 and $2,589	170,231	175,411
	____________	____________
Total Property	170,231	252,111
	____________	____________
TOTAL ASSETS	$ 174,876	$ 259,508
	===========	===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ -	$ 497
Franchise taxes payable	100	100
Advances from stockholders	16,305	7,205
Other accrued liabilities	1,034	5,279
Notes payable - current portion	2,070	51,790
	____________	____________
Total Current Liabilities	19,509	64,871
	____________	____________
NONCURRENT LIABILITIES
Notes payable - less current portion	116,938	119,008
	____________	____________
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value; 50,000,000 shares authorized; 1,200,000, and 1,250,000 shares issued and outstanding respectively	1,200	1,250
Additional paid-in capital	93,147	100,704
Deficit accumulated during the development stage	(55,918)	(26,325)
	____________	____________
Total Stockholders' Equity (Deficit)	38,429	75,629
	____________	____________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 174,876	$ 259,508
	============	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,	For the Year Ended December 31,	Cumulative During the Development Stage
	2001	2000
REVENUE
Rent income	$ 7,001	$ -	$ 7,001
	____________	____________	____________
EXPENSES:
General and administrative	10,843	7,286	22,536
Depreciation expense	5,180	2,589	7,769
Property expenses	7,653	4,841	12,494
Property interest	12,818	6,408	19,226
Franchise tax expense	100	100	894
	____________	____________	____________
Total Expenses	36,594	21,224	62,919
	____________	____________	____________
NET (LOSS) BEFORE TAXES	(29,593)	(21,224)	(55,918)
Provision for income taxes	-	-	-
	____________	____________	____________
NET (LOSS)	$ (29,593)	$ (21,224)	$ (55,918)
	===========	===========	===========
EARNINGS (LOSS) PER SHARE	$ (0.02)	$ (0.02)	$ (0.06)
	===========	===========	===========
WEIGHTED AVERAGE SHARES OUTSTANDING	1,239,583	1,250,000	990,664
	===========	===========	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

	Capital Stock		Additional Paid-in Capital	Deficit Accumulated During The Development Stage	Total
	Shares	Amount
BALANCE, February 8, 1995 (inception)	-	$ -	$ -	$ -	$ -
Shares issued to individual for cash at $.001 per share, April 1995	275,000	275	-	-	275
Stock issued to various individuals at $.005 per share, July 1995	725,000	725	2,900	-	3,625
Net income (loss) from inception to December 31, 1995	-	-	-	(4,056)	(4,056)
	____________	____________	____________	____________	____________
BALANCE, December 31, 1995	1,000,000	1,000	2,900	(4,056)	(156)
Net income (loss for the year	-	-	-	(148)	(148)
	____________	____________	____________	____________	____________
BALANCE, December 31, 1996	1,000,000	1,000	2,900	(4,204)	(304)
Net income (loss) for the year	-	-	-	(120)	(120)
	____________	____________	____________	____________	____________
BALANCE, December 31, 1997	1,000,000	1,000	2,900	(4,324)	(424)
Capital contributed by officer and stockholder	-	-	474	-	474
Net income (loss) for the year	-	-	-	(170)	(170)
	____________	____________	____________	____________	____________
BALANCE, December 31, 1998	1,000,000	1,000	3,374	(4,494)	(120)
Capital contributed by officer and stockholder	-	-	5,000	-	5,000
Net income (loss) for the year	-	-	-	(607)	(607)
	____________	____________	____________	____________	____________
BALANCE, December 31, 1999	1,000,000	1,000	8,374	(5,101)	4,273
Shares issued for the net value of a condominium at an approximate price per share of $.282, June 2000	200,000	200	56,119	-	56,319
Shares issued for the net value of a building lot at an approximate price per share of $.425, June 2000	50,000	50	21,211	-	21,261
Capital contributed by officer and stockholder during the year	-	-	15,000	-	15,000
Net income (loss) for the year	-	-	-	(21,224)	(21,224)
	____________	____________	____________	____________	____________
BALANCE, December 31, 2000	1,250,000	1,250	100,704	(26,325)	75,629
Stockholder shares returned and cancelled in exchange for net value of a building lot, October 2001	(50,000)	(50)	(21,057)	-	(21,107)
Capital contributed by officer and stockholder during the year	-	-	13,500	-	13,500
Net income (loss) for the year	-	-	-	(29,593)	(29,593)
	____________	____________	____________	____________	____________
BALANCE, December 31, 2001	1,200,000	$ 1,200	$ 93,147	$ (55,918)	$ 38,429
	===========	===========	===========	===========	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(a Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,	For the Year Ended December 31,	Cumulative During the Development Stage
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (29,593)	$ (21,224)	$ (55,918)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,180	2,589	7,769
Taxes reduced on disposal of building lot	1,244	-	6,523
Changes in assets and liabilities:
Rent receivable	(2,083)	-	(2,083)
Prepaid expenses	(135)	(334)	(469)
Accounts payable	(497)	121	-
Franchise tax payable	-	-	100
Other accrued liabilities	1,034	5,279	1,034
	____________	____________	____________
Net cash used in operating activities	(24,850)	(13,569)	(43,044)
	____________	____________	____________
CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-
	____________	____________	____________
CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	-	-	3,900
Officer or stockholder's payments (advances)	9,100	10,735	16,305
Notes payments	(2,730)	(6,322)	(9,052)
Capital contributed by stockholder	13,500	15,000	33,974
	____________	____________	____________
Net cash provided by financing activities	19,870	19,413	45,127
	____________	____________	____________
NET INCREASE (DECREASE) IN CASH	(4,980)	5,844	2,083
CASH AT BEGINNING PERIOD	7,063	1,219	-
	____________	____________	____________
CASH AT END OF PERIOD	$ 2,083	$ 7,063	$ 2,083
	===========	===========	===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest expense	$ 12,818	$ 6,408	$ 19,226
	===========	===========	===========
Income taxes	$ -	$ -	$ -
	===========	===========	===========
SUPPLEMENTAL NONCASH TRANSACTIONS
Common stock issued (cancelled) to acquire or dispose of property net of property taxes	$ (70,167)	$ 250,480	$ 180,158
	===========	===========	===========
Assumption (reduction) of debt associated with the property acquisition or disposal	$ (49,061)	$ 172,900	$ 123,839
	===========	===========	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Shoreside Investments, Inc. (the Company) was organized under the laws of the State of Utah on February 8, 1995 as Sun Seekers, Corp. and elected a fiscal year end of December 31st. The Company was formed for the purpose of owning and operating tanning salons. The tanning salon business was never commenced and the Company was dormant until February 1996. The Company changed its name to Shoreside Investments, Inc. on February 2, 1996 and decided to become a marketing company. The Company ran its marketing business until February 1997 with very little activity. From that date until October 1999, the Company was dormant. During November 1999, the Company was capitalized by a $5,000 cash contribution. The money was used to pay expenses and to provide operating capital. The Company is currently in the resort condominium rental and management business. The Company has not commenced planned principle operations and is considered a development stage company as defined in SFAS No. 7. All of its revenue in 2001 was from rental fees from a condominium located in Park City, Utah.

Net Earnings Per Share - The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the period presented.

Income Taxes - Due to losses at December 31, 2000 and 1999, no provision for income taxes has been made. There are no deferred income taxes resulting from income and expense items being reported for financial accounting and tax reporting purposes in different periods.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation - The cost of the condominium will be depreciated over its estimated useful life. Depreciation will be computed on the straight-line method over a life of 27.5 years for financial reporting purposes and for income tax purposes.

NOTE 2 - EQUITY TRANSACTIONS

The Company during April 1995 issued 275,000 of $.001 par value common stock to an individual for $275 in cash. Also, during July certain individuals were sold 725,000 shares of common stock at $.005 per share for $3,625. During 1997, 1999 and from July 2000 through December 2000, $474, $5,000 and $15,000 respectively, was contributed to the Company to pay certain expenses relating to State taxes and to provide operating capital.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - EQUITY TRANSACTIONS - CONTINUED

The Company during June 2000 issued 200,000 shares of common stock to two stockholders for a condominium. At the time of the acquisition of the condominium its cost was recorded at a cost not greater than the historical cost to the stockholders' of $178,000. At the same time, the Company also assumed a note payable with a balance of $121,864 associated with the financing of the original purchase of the condominium and a net amount of $183 for property taxes in reserve and accrued. Thus, the net value of the asset acquired was $56,319 or an approximate price per share of $.282.

The Company also during June 2000 issued 50,000 shares of common stock to stockholders for a building lot. At the time of the acquisition of the building lot its cost was recorded at a cost not greater than the historical cost to the stockholder of $76,700. At the same time, the Company also assumed a note payable with a balance of $51,036 associated with the financing of the original purchase of the building lot and an amount of $4,403 for accrued property taxes. Thus, the net value of the asset acquired was $21,261 or an approximate price per share of $.425.

During October 2001, the Company decided to divest its interest in the building lot it acquired in June 2000 and which is explained in the above paragraph. The Company exchanged the building lot net of taxes owed and the associated debt related to the building lot for 50,000 shares of the Company stock. The shares were subsequently cancelled.

NOTE 3 - RELATED PARTY TRANSACTIONS

An officer/stockholder is providing free office space to the Company; the free rent has been determined to have only nominal value. The Company has no employees. As of December 31, 2001 and 2000 no compensation has been paid or accrued to any officers or directors of the Corporation due to the fact that it is of only nominal value.

Certain stockholders have advanced money to the Company to pay operating expenses. The advances will be repaid when the Company is able to do so based on future operations and cash flow requirements.

NOTE 4 - INCOME TAXES

At December 31, 2001 and 2000 the Company had net federal operating losses (NOL) of $59,918 and $26,325, which can be carried forward to offset operating income. The NOL's will expire between the years of 2010 and 2021. Valuation allowances of $9,980 and $3,949 have been established for deferred tax assets associated with the above NOL's for 2001 and 2000. The change in the NOL allowances for 2001 and 2000 was $6,031 and $3,184.

NOTE 5 - GOING CONCERN

The Company has experienced losses of $29,593, and $21,244 for the years ended December 31, 2001 and 2000 respectively, and has experienced losses from its inception. The Company has limited operating capital and limited income. In light of the above circumstances, the ability of the Company to continue as a going concern is substantially in doubt.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - GOING CONCERN - CONTINUED

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management believes their plans will provide the corporation with the ability to continue in existence at least for the next 12 months. Management plans to maintain its filing for corporate existence and to limit expenses to the minimum to remain in existence. This may require additional advances or loans from its stockholders or others. The Company will continue to limit expenses until enough capital has been raised to generate income and operating capital for its real estate development and management activities. Management believes these efforts will maintain the entity as a going concern.

NOTE 6 - NOTES PAYABLE

Note payable consist of the following at December 31, 2001:

Mortgage loan with a mortgage company dated November 1, 1995 Monthly installment payments of $837 for 30 years with an interest rate of 6.75%. Secured by a condominium in Park City, Utah	$ 119,008
_____________
Total notes payable	119,008
Less current portion of debt	(2,070)
_____________
Notes payable - long-term portion	$ 116,938

Current maturities of long-term debt consists of the following:

Year ended December 31,	Amount
2002	$ 2,070
2003	2,215
2004	2,369
2005	2,534
2006 and after	109,820
________
$ 119,008

NOTE 7 - GOVERNMENT FILING

During the second quarter of 2002, the Company intends to file a Securities and Exchange filing on Form SB-2 to register the Common Shares of the Company.

SHORESIDE INVESTMENTS, INC.

(a Development Stage Company)

BALANCE SHEETS

ASSETS	March 31,	December 31,
	2002	2001
	(unaudited)
CURRENT ASSETS:
Cash	$ 503	$ 2,093
Rent receivable	8,337	2,083
Prepaid expenses	881	469
	____________	____________
Total Current Assets	9,721	4,645
	____________	____________
PROPERTY
Condominium, less depreciation of $9,064 and $7,769	168,936	170,231
	____________	____________
Total Property	168,936	170,231
	____________	____________
TOTAL ASSETS	$ 178,657	$ 174,876
	===========	===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ -	$ -
Franchise taxes payable	100	100
Advances from stockholders	19,227	16,305
Other accrued liabilities	437	1,034
Notes payable - current portion	2,106	2,070
	____________	____________
Total Current Liabilities	21,870	19,509
	____________	____________
NONCURRENT LIABILITIES
Notes payable - less current portion	116,398	116,938
	____________	____________
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value; 50,000,000 shares authorized; 1,200,000, and 1,200,000 shares issued and outstanding respectively	1,200	1,200
Additional paid-in capital	97,147	93,147
Deficit accumulated during the development stage	(57,958)	(55,918)
	____________	____________
Total Stockholders' Equity (Deficit)	40,389	38,429
	____________	____________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 178,657	$ 174,876
	============	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,	For the Three Months Ended March 31,	Cumulative During the Development Stage
	2002	2001
REVENUE
Rent income	$ 11,771	$ 5,233	$ 18,772
	____________	____________	____________
EXPENSES:
General and administrative	3,216	3,124	25,752
Depreciation expense	1,295	1,295	9,064
Property expenses	7,295	1,494	19,789
Property interest	2,005	3,903	21,231
Franchise tax expense	-	-	894
	____________	____________	____________
Total Expenses	13,811	9,816	76,730
	____________	____________	____________
NET (LOSS) BEFORE TAXES	(2,040)	(4,583)	(57,958)
Provision for income taxes	-	-	-
	____________	____________	____________
NET (LOSS)	$ (2,040)	$ (4,583)	$ (57,958)
	===========	===========	===========
EARNINGS (LOSS) PER SHARE	$ (0.00)	$ (0.00)	$ (0.06)
	===========	===========	===========
WEIGHTED AVERAGE SHARES OUTSTANDING	1,200,000	1,250,000	1,036,664
	===========	===========	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(a Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,	For the Three Months Ended March 31,	Cumulative During the Development Stage
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (2,040)	$ (4,583)	$ (57,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,295	1,295	9,064
Taxes reduced on disposal of building lot	-	-	6,533
Changes in assets and liabilities:
Rent receivable	(6,254)	-	(8,337)
Prepaid expenses	(412)	(490)	(881)
Accounts payable	-	201	-
Franchise tax payable	-	-	100
Other accrued liabilities	(597)	122	437
	____________	____________	____________
Net cash used in operating activities	(8,008)	(3,455)	(51,042)
	____________	____________	____________
CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-
	____________	____________	____________
CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	-	-	3,900
Officer or stockholder's payments (advances)	2,922	-	19,227
Notes payments	(504)	(471)	(9,556)
Capital contributed by stockholder	4,000	-	37,974
	____________	____________	____________
Net cash provided by financing activities	6,418	(471)	51,545
	____________	____________	____________
NET INCREASE (DECREASE) IN CASH	(1,590)	(3,926)	503
CASH AT BEGINNING PERIOD	2,093	7,063	-
	____________	____________	____________
CASH AT END OF PERIOD	$ 503	$ 3,137	$ 503
	===========	===========	===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest expense	$ 2,005	$ 3,903	$ 21,231
	===========	===========	===========
Income taxes	$ -	$ -	$ -
	===========	===========	===========
SUPPLEMENTAL NONCASH TRANSACTIONS
Common stock issued (cancelled) to acquire or dispose of property net of property taxes	$ -	$ -	$ 180,158
	===========	===========	===========
Assumption (reduction) of debt associated with the property acquisition or disposal	$ -	$ -	$ 123,839
	===========	===========	===========

The accompanying notes are an integral part of these financial statements.

SHORESIDE INVESTMENTS, INC.

(A Development Stage Company)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The Company without audit has prepared the accompanying financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operation and cash flows at March 31, 2002 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto in the Company's December 31, 2001 audited financial statements. The results of operation for the period ended March 31, 2002 and 2001 are not necessarily indicative of the operating results for the full year.

NOTE 2 - CONTRIBUTED CAPITAL - OFFICER AND STOCKHOLDER

During the three months ended March 31, 2002, an officer and stockholder contributed $4,000 to the Company as additional paid-in capital, which was used for operating capital.

NOTE 3 - EQUITY TRANSACTION

During October 2001, pursuant to a unanimous consent of the Board of Directors of the Company, a quit claim deed was executed deeding to a shareholder, the Draper Building lot located at 12229 South Kodiak Court, Draper, Utah, in exchange for the 50,000 shares originally issued to the shareholder on June 27, 2000 for the lot with such shares being cancelled and returned to the authorized but unissued shares of the Company.

NOTE 4 - FILING WITH THE SECURITIES AND EXCHANGE COMMISSION

During the second quarter of 2002, the Company intends to file a Securities and Exchange Commission filing on Form SB-2 to register the Common Shares of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for us by Cletha A. Walstrand, Attorney at Law, 8 East Broadway, Suite 609, Salt Lake City, Utah 84111.

EXPERTS

Our financial statements as of our December 31, 2001 fiscal year-end, appearing in this prospectus and registration statement, have been audited by David T. Thomson, P.C., as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of David T. Thomson, P.C. as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Shoreside Investments, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

====================================

Until _____________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. -------------------------------- TABLE OF CONTENTS -------------------------------

Prospectus Summary 3 Risk Factors 3 Use of Proceeds 7 Determination of Offering Price 7 Dilution 7 Selling Security Holders 7 Plan of Distribution 8 Legal Proceedings 9 Directors & Executive Officers 9 Principal Stockholders 10 Description of Securities 11 Interests of Named Experts 11 SEC's Position on Indemnification 11 Description of Business 12 Plan of Operation 14 Management's Discussion & Analysis 15 Description of Property 16 Certain Relationships and Related Transactions 17 Market for Common Stock 17 Executive Compensation 19 Financial Statements 20

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

==========================================

=================================

Shoreside Investments, Inc.

1,200,000 Shares

Common Stock

$.001 Par Value

---------------------

PROSPECTUS

---------------------

__________________________, 2002

=======================================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that no director or officer shall be individually liable for the debts of the corporation or for monetary damages arising from the conduct of the corporation.

Furthermore, Section 16-10a-903 of the Utah Revised Business Corporation Act mandates indemnification, and states "[u]nless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful." U.C.A. 1953 Section 16-10a-903.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$ 5.52
Printing Fees and Expenses	500.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	3,000.00
Blue Sky Fees and Expenses	500.00
Trustee's and Registrar's Fees	500.00
Miscellaneous	494.48
____________
TOTAL	$ 20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The only sales of equity securities, which were not registered under the Securities Act of 1933, which we made in the last three years are the sales of 100,000 shares to Joe Thomas, 100,000 shares to Rob Karz and 50,000 shares to Chad Wright, together constituting 20% of our outstanding common shares. However, between April and July of 1995 we sold 1000 common shares to 31 investors in reliance on the exemption from registration provided by Section 4(2) of the Act for transactions by an issuer not involving any public offering. As a result of the 1000 for 1 share forward split of our common shares effected in 2000, these shares now represent 1,000,000 common shares, constituting 80% of our outstanding common shares.

All of these shares were sold by our original incorporator without the use of any underwriter, broker or selling agent. No commissions or other compensation were paid to any person for placing the shares. The proceeds from the sales in 1995 were used to pay the expenses of incorporation and the remodeling of premises for use as a tanning salon. The transactions in which shares were issued in 2000 resulted in the acquisition of capital assets.

We rely upon the following facts for an exemption under Section 4(2) of the Act regarding the sale of these shares without registration.

1. The cash purchasers of the shares are sophisticated investors who had full knowledge that Shoreside was a start-up business with no operating history, and who were fully apprised that we had no cash or other assets, and who understood our proposed business plan of opening one or more tanning salons.

2. The incorporator who purchased shares was fully apprised of the same facts regarding the issuer and had personally conceived the business plan which we hoped to accomplish.

3. Messrs Karz, Thomas and Wright had, prior to the transactions in which they exchanged real property assets for common shares, been advised that we were a totally inactive company, had negative net worth, had no business assets or active business operations, and no income from any such operations. They entered into these transactions knowing that they were investing the only assets in Shoreside which had any capability of providing a capital basis for any active business operations.

4. As a result of the foregoing, none of the purchasers of these shares was in need of the protection which would have been afforded by registration under the Securities Act of 1933.

5. The purchasers were all advised that the shares, when issued, would be "restricted securities" as that phrase is defined by paragraph (a) of SEC Rule 144 under the Act, and that in order for them to resell all or any part of the shares, they would be required to abide by the conditions set forth in that Rule.

6. The purchasers each acknowledged that they were purchasing the shares for their own accounts, for investment, not with a view to distribution.

7. Each of the purchasers consented to the imposition of a legend on the face of the share certificates, which stated that the shares could not be resold without registration or the availability of an exemption from registration, and further consented to the placement of stop-transfer orders against the shares until we are satisfied that they are either subject to a registration statement under the Act or may be sold pursuant to some available exemption from registration.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No.	Title of Document	Location
3.1	Articles of Incorporation	(1)
3.2	Bylaws	(1)
3.3	Articles of Amendment 2/6/96	(1)
3.4	Articles of Amendment 3/6/00	(1)
5.1	Legal Opinion	Attached
10.1	Exchange Agreement-Gambler Condo	Attached
10.2	Rental Management Agreement	Attached
23.1	Consent of Cletha A. Walstrand, Esq.	See Exhibit 5.1
23.2	Consent of David T. Thomson, P.C.	Attached

(1) Pursuant to Rules 411(c) and (d) promulgated under the Securities Act of 1933, all starred exhibits are hereby incorporated by reference. Each starred exhibit has already been filed with the SEC as an exhibit to Shoreside's Form 10-SB12G filed on February 13, 2001, SEC File No. 000-32349.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than payment of expenses incurred by a director, officer or controlling persons in the successful defense of any action, is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Shoreside Investments, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Salt Lake City, State of Utah, on May 21, 2002.

Shoreside Investments, Inc.

Dated: May 22, 2002 By: /s/ Harvey Carmichael

Harvey Carmichael

President, Chief Financial Officer and

Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Harvey Carmichael, President, Secretary/Treasurer and Director	Date: May 22, 2002